BARRETT R. ROCHMAN
                             P.O. BOX 3074
                      CARBONDALE, ILLINOIS  62902
                    (618) 457-4334 OR (800) 529-3513



March 6, 1998


Dear Fellow Shareholder:

     Now that almost a year has passed since Heartland's first Annual Meeting of Shareholders, I wanted to write to you and give you my thoughts on the progress of our company in 1997.

     I believe that Heartland Bancshares' recent financial performance has been very disappointing. Based upon the financial information contained in Heartland's most recent quarterly report filed with the Securities and Exchange Commission, Heartland had a return on total assets of less than 0.3% and had a return on shareholders' equity of less than 4.50%, on an annualized and undiluted basis for the first nine months in 1997. I feel these results are unacceptable, and I have been unhappy with Heartland's performance since it became a public company in June, 1996. I believe that a bank should earn a return on total assets of at least 1% annually. On January 20, 1998, the Chicago Sun Times reported that, as of September 30, 1997, the national average return on assets for banks in the United States was 1.24%. Further, the Office of the Comptroller of the Currency ("OCC"), the agency that regulates national banks such as Heartland National Bank, reported that the return on assets for FDIC-insured national banks for the second quarter of 1997 was 1.32%. Additionally, I believe that Heartland should be providing shareholders with a return on total equity of between 10% and 15% per year. The OCC also reported that the return on equity for FDIC-insured national banks for the second quarter of 1997 was 15.27%. While I understand that Heartland may need some time to achieve these benchmarks, the bank is nevertheless significantly below these thresholds.

     As you may know, I am the largest shareholder of Heartland outside of the Employee Stock Ownership Plan and am very much interested in the business of Heartland and Heartland National Bank, since the value of my investment, as well as yours, is directly affected by the success of Heartland and Heartland National Bank. I intend to continue to monitor Heartland's performance and to report my findings to you from time to time. Everything I am doing is in an effort to further the best interests of all Heartland shareholders. For this reason, I intend to nominate myself for election as a director at the 1998 Annual Meeting of Shareholders. I will be sending you additional materials relating to this in the near future.

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Heartland Shareholders
March 6, 1998
Page 2


     With your support and involvement, we can make a difference at Heartland. If you have any questions or would like to discuss my concerns further, please do not hesitate to call me at (618) 457-4334 or (800) 529-3513.

                                   Sincerely,



                                   /s/ Barrett R. Rochman
                                   -------------------------------------------
                                   Barrett R. Rochman